Exhibit 10.12

November 12th, 2019

Dear Ms Wan,

Cancellation Letter

I write to inform you that the Consultancy Agreement between me and Cosmos Group Holdings, Inc. (the "Company") dated July 19th, 2019 (the "Contract" ) is hereby cancelled with effect from July 20th, 2019 and the 1,074,647 shares of the Company's common under my name shall be transferred back to the Company. The original share certificate will be couriered to you as soon as practicable.

Kind Regards,

/s/ Hung-Yi HUNG
Hung-Yi HUNG

I hereby acknowledge the above and the cancellation of the Contract.

/s/ Wan Yuk Chee
Wan Yuk Chee
CEO
For and on behalf of Cosmos Group Holdings, Inc.